Exhibit 99.1

Capital City Bank Group, Inc.
Reports First Quarter Earnings of $0.38 per Diluted Share,
Down 5.0% From 2006

TALLAHASSEE, Fla. --

Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported earnings for the first quarter of 2007 totaling $7.0 million, or $0.38 per diluted share. This compares to $7.4 million, or $0.40 per diluted share, in the first quarter of 2006. The Return on Average Assets was 1.11% and the Return on Average Equity was 8.91%, compared to 1.16% and 9.66%, respectively, for the comparable period in 2006.

The decrease in earnings compared to first quarter 2006 was primarily attributable to a decrease in net interest income of $805,000, and increases in the loan loss provision of $570,000 and noninterest expense of $470,000, partially offset by an increase in noninterest income of $917,000. The decrease in net interest income reflects a 2.8% reduction in earning assets primarily in the loan portfolio. The higher loan loss provision was driven by a higher level of charge-offs. Higher expense for compensation and a one-time write-off of leasehold improvement costs were the primary reasons for the increase in noninterest expense. The 7.0% increase in noninterest income is due to improvement in deposit fees, asset management fees, and card processing fees.

Supplemental Materials
Additional financial, statistical and business related information, as well as a written narrative addressing business financial trends relating to the first quarter, are available in the Investor Relations section on the Company’s internet website at www.ccbg.com.

About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest financial services companies headquartered in Florida and has approximately $2.6 billion in assets. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 69 banking offices, three mortgage lending offices, and 80 ATM’s in Florida, Georgia, and Alabama.